UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2012

EPOCRATES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35062	94-3326769
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Park Place, Suite 300 San Mateo, California	94403
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 227-1700

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2012 Bonus Plan

On April 24, 2012, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Epocrates, Inc. (the “Company”), pursuant to the authority delegated to the Committee by the Board, adopted the 2012 Executive Bonus and Performance Option Plan (the “2012 Bonus Plan”).  The 2012 Bonus Plan provides the Company’s executive officers and other eligible employees the opportunity to earn cash bonuses and performance-based equity awards based on the Company’s level of achievement of certain specifically measured corporate objectives, or the Corporate Objectives, from January 1, 2012 through December 31, 2012.  The terms of the 2012 Bonus Plan are substantially consistent with that of the Company’s management bonus plan for 2011.  The Committee approved the Corporate Objectives and assigned a weighting to each objective.

The Corporate Objectives for the 2012 Bonus Plan, upon which the cash bonus amounts earned depend, are based on the broader Company business plan that was approved by the Committee. For 2012, the Committee selected the following three key business metrics from the Company’s general business plan:

•                  sales bookings, meaning total dollar amount of business contracted during the year;

•                  revenue, measured as GAAP revenue calculated in accordance with the Company’s revenue recognition policies in effect at the time; and

•                  adjusted EBITDA, measured as GAAP net income before interest income, interest expense, other income (expense) net, provision for income taxes, depreciation and amortization expense, and stock-based compensation expense.

In order to earn any bonus under the program, the Company must achieve the following threshold levels of each metric:

•                  92% of the Company’s business plan for sales bookings;

•                  96% of the Company’s business plan for revenue; and

•                  89% of the Company’s business plan for adjusted EBITDA.

If any one threshold level was missed, no bonus would be earned for that metric. If the threshold level is achieved, then the actual bonus will be calculated based on actual achievement, and the bonus payout for each metric could vary from 0% to 150% of the target bonus amount for that metric based on the actual over- or under-achievement of that metric according to the parameters in the following tables:

Bookings (40% of overall bonus target)

% Attainment	<92%	92%	100%	108%	>115%
Bonus % Payout	0%	75%	100%	125%	150%

Revenue (20% of overall bonus target)

% Attainment	<96%	96%	100%	102%	>104%
Bonus % Payout	0%	75%	100%	125%	150%

EBITDA (30% of overall bonus target)

% Attainment	<89%	89%	100%	110%	>120%
Bonus % Payout	0%	75%	100%	125%	150%

A fourth goal, measuring the health of the user network, as determined by an internal metric, is worth 10% of the bonus.

Cash Bonus

Each eligible participant in the 2012 Bonus Plan may receive a cash bonus based on the achievement of the metrics cited above, with the participant’s target bonus being a specified percentage of such participant’s annual base salary earned in 2012, or the Bonus Targets.  Under the 2012 Bonus Plan, the Bonus Targets range from 40% to 70% of a participant’s 2012 base salary for the Company’s named executive officers.  The Bonus Targets for each of the Company’s named executive officers is as follows:

Named Executive Officer	Target Bonus (as a percent of FY 2012 Base Salary)
Andrew Hurd President and Chief Executive Officer	70%
Patrick D. Spangler Chief Financial Officer	60%
Matthew A. Kaminer General Counsel and Secretary	40%
David B. Burlington Chief Operations Officer	60%
Heather A. Gervais Senior Vice President, Commercial Operations	40%

The determination of actual bonuses to be paid under the 2012 Bonus Plan will be made solely with respect to the Company’s achievement as measured against the Corporate Objectives.  The Committee will determine the degree to which the Corporate Objectives have been met after receiving the analysis and recommendations of management.  Based on such determination, the Committee will determine what percentage of the Bonus Targets will be paid in actual cash bonuses.  Payment under the 2012 Bonus Plan is expected to occur in the first quarter of 2013.  A participant must remain an employee through the payment date under the 2012 Bonus Plan to be eligible to earn a cash bonus (except for the Chief Executive Officer who must remain an employee through the end of fiscal year 2012).

Equity Compensation

Each eligible participant in the 2012 Bonus Plan will also receive a grant of performance-based restricted stock units (“RSUs”) based on the Company’s achievement of the Corporate Objectives.  The Committee shall grant the performance-based RSUs depending on the Company’s achievement against a target of 100% for each of the Company’s Corporate Objectives, such number varying from 0% to 125% of the target amount for each Corporate Objective based on actual over- or under-achievement of such metric.

The target and maximum RSUs to be awarded to the following named executive officers is as follows:

Named Executive Officer	Targets	Maximum
Andrew Hurd President and Chief Executive Officer	64,200	80,250
Patrick D. Spangler Chief Financial Officer	25,400	31,750
Matthew A. Kaminer General Counsel and Secretary	15,300	19,125
David B. Burlington Chief Operations Officer	23,900	29,875

As with the cash bonuses, the Committee will determine the degree to which each of the Corporate Objectives have been met after receiving the analysis and recommendations of management.  Based on such determination, the Committee will determine the Company’s degree of attainment of the Corporate Objectives and, following such determination, will award the performance-based RSUs, if any, pursuant to the 2012 Bonus Plan, accordingly.  Any performance-based RSUs granted pursuant to the 2012 Bonus Plan shall vest monthly over four years.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPOCRATES, INC.

Dated: April 27, 2012
	By:	/s/ Matthew A. Kaminer
Matthew A. Kaminer
General Counsel and Secretary